Exhibit 10.5

Execution Version

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) dated as of the 8th day of January, 2018, among Charles M. Pinckney, LLC; Johnson Holdings, LLC; and Morrison Grove CS Venture Partner, Inc. (collectively, the “MGM Principals” or “Sellers”); MMA Capital Management, LLC (“MMAC”, and together with its successors and permitted assigns, “Buyer”), recites and provides as follows:

RECITALS:

A.          A Limited Liability Company Agreement dated as of October 8, 2014 (the “LLC Agreement”) currently governs Morrison Grove Management, LLC, a Delaware limited liability company (the “Company”).

B.          The MGM Principals own and will continue to own until Closing (as defined herein) all of the issued and outstanding membership interests in the Company (the “Membership Interests”).

C.          MMA Financial, Inc., (“Financial”), a subsidiary of Buyer, has an option (“Option”) to purchase all of the Membership Interests.  The current terms of the Option are set forth in an Amended and Restated Purchase Option Agreement dated as of June 24, 2015 (the “Option Agreement”).  The Option Agreement shall be terminated upon the execution of this Agreement, subject to reinstatement as and when provided herein

D.          MG Woodside, LLC, an affiliate of the MGM Principals, owns all of the general partnership interest (“Woodside GP Interest”) in OHC/Woodside, LTD, a Texas limited partnership (“Woodside’) and will own the Woodside Senior Capital Advance Note (“WSCA Note”).  As part of this Agreement, the MGM Principals will cause their affiliate to consummate the transfers described in Section 1.3.

E.           Simultaneously with the execution of this Agreement, Hunt FS Holdings II, LLC, a Delaware limited liability company, together with its affiliates ("Hunt") will acquire certain assets of Buyer (the “Hunt Transaction”).  Buyer shall have the right to assign its rights and obligations under this Agreement to Hunt, subject to the conditions and limitations below.  The Sellers will allow the Buyer to designate Hunt to acquire the Membership Interests, subject to the terms, conditions and limitations set forth in this Agreement.

F.           This Agreement also provides for a consulting agreement between the Sellers and Buyer, to ensure a smooth transition in the management and operations of the Company, as well as other ancillary agreements all on the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements set forth herein, and in reliance on the representations and warranties contained herein, the parties hereto hereby agree as follows:

1.           Purchase and Sale; Purchase Price.

1.1         Purchase and Sale of the Membership Interests.   Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell, transfer, convey, assign, set over and deliver all of the Membership Interests to Buyer, and Buyer agrees to purchase the Membership Interests.

1.2         Purchase Price.

1.2.1       The aggregate purchase price for the Membership Interests (the “Purchase Price”) shall be Fifteen Million Eight Hundred Thousand Dollars ($15,800,000), subject to the prorations and adjustments provided herein, and shall be paid as follows:

1.2.1.1   Cash.  Five Million and No/100 Dollars ($5,000,000) shall be payable in cash, by wire transfer or in other immediately available funds at Closing, unless Hunt is the purchaser at Closing, in which case Section 1.2.1.4 shall apply.

1.2.1.2   Notes.  The remaining Purchase Price shall be paid at Closing in the form of promissory notes from Buyer to each Seller (the “Notes”).   Five Million and No/100 Dollars ($5,000,000) of the Notes shall be in the form attached hereto as Exhibit 1.2.1-A (the “Eight Year Notes”).  The remaining Notes shall be in the form attached hereto as Exhibit 1.2.1-C (the “MMA Seven Year Notes”). The Notes will include the following basic terms:

1.2.1.2.1    Interest.  Interest shall accrue on the principal at a rate equal to 5% per annum.

1.2.1.2.2    Payment/Term/Eight-Year Notes.  From the date of Closing until December 31, 2018, interest only shall be due and payable quarterly on the last day of each calendar quarter on the Eight Year Notes.  Thereafter, in addition to quarterly installments of accrued interest, the following aggregate quarterly installments of principal shall be due and payable on the last day of each calendar quarter:  $500,000 shall be due and payable each quarter of calendar year 2019; $50,000 shall be due and payable each quarter of calendar years 2020-2024; and $500,000 shall be due and payable each quarter of calendar year 2025.

1.2.1.2.3    Payment/Term/MMA and Hunt Seven Year Notes.  From the date of Closing until December 31, 2019, interest only shall be due and payable quarterly on the last day of each calendar quarter on the MMA and Hunt Seven Year Notes.  Thereafter, in addition to quarterly installments of accrued interest, the MMA and Hunt Seven Year Notes shall be paid in equal quarterly installments of principal on the last day of each calendar quarter, sufficient to fully amortize the loan over the remaining 5 years of the term.

1.2.1.2.4    Amortization Catch-up.  In the event that Closing occurs after principal payments would have been due under any given Note, as provided in Sections 1.2.1.2.2 and 1.2.1.2.3  above, such amounts shall be added to the cash payable at Closing and the applicable Notes shall be modified accordingly.

1.2.1.2.5    Collateral.  The MMA Seven Year Notes shall be secured by a first priority lien on the Membership Interests.  The pledge agreement granting such first priority lien shall prohibit (i) additional debt of the Company, and (ii) distributions to the Company’s members, without the prior written consent of the Sellers, consent not to be unreasonably withheld, unless there is a default under one of the Notes.

1.2.1.3    Assignment of Notes.  The Notes will be fully assignable by Sellers and shall be in such amounts as Sellers may direct, subject to Section 1.2.1.2.

1.2.1.4   Hunt as Buyer.  If Hunt is the Buyer at Closing, the following shall apply.

1.2.1.4.1    Payment.  Hunt shall deliver to Sellers seven year notes in the form attached hereto as Exhibit 1.2.1-B in an aggregate principal amount equal to the Purchase Price (the “Hunt Seven Year Notes”).  Concurrently therewith, MMAC shall purchase Ten Million Dollars ($10,000,000) in aggregate principal amount of such Notes from Sellers.  MMAC shall purchase such Notes for Five Million Dollars ($5,000,000) in cash and Five Million Dollars ($5,000,000), in the aggregate, in the form of one or more Eight Year Notes from MMAC payable to Sellers in such principal amounts as Sellers may direct and such purchase shall be a condition of Closing for the Sellers.  Alternatively, for administrative convenience, the parties may agree that at the Closing (a) Hunt shall execute and deliver an allonge increasing by Ten Million Dollars ($10,000,000) the outstanding principal amount of the note provided by Hunt as Maker to Financial as Payee in connection with the closing of the Hunt Transaction, (b) Hunt shall execute and deliver to Sellers one or more Hunt Seven Year Notes (as Sellers may direct) for the balance of the Purchaser Price in excess of Ten Million Dollars ($10,000,000) and (c) MMAC will pay Sellers Five Million Dollars ($5,000,000) in cash and Five Million Dollars ($5,000,000) in an Eight Year Note.

1.2.1.4.2    Loan Documents.  The Notes made by Hunt shall be subject to a limited guaranty by Hunt Companies, Inc. of certain bad acts. The form of the Guaranty is attached hereto as Exhibit 1.2.1.4.  The Guaranty and the additional documents attached hereto as Exhibit 1.2.1.4, further evidencing and securing the Hunt Notes are referred to herein as the “Loan Documents”.  The Notes made by Hunt, including the Woodside Note, as defined below, if applicable, will be secured, pari passu, with the same guaranties and collateral securing the repayment to Financial of the purchase price under the Hunt Transaction and the Loan Documents shall so provide.

1.2.1.4.3    Collateral.  The collateral in the event Hunt closes shall not include the Membership Interests.

1.2.1.5   Follow on Closing.  In the event that MMAC or an affiliate is the Buyer, and Hunt subsequently acquires the Membership Interests from such Buyer (the “Subsequent Closing”), Sellers agree, if so requested by MMAC, (a) to reduce the total amount of the Buyer Notes at such Subsequent Closing to an aggregate principal amount of $5,000,000, (b) to release the collateral described in Section 1.2.1.2.5, and (c) to accept promissory notes from Hunt in an aggregate amount equal to the Purchase Price minus $10,000,000 in the form of the Hunt Seven Year Notes attached hereto as Exhibit 1.2.1-B subject to Sections 1.2.1.4.2 and 1.2.1.4.3, which obligation of Sellers is conditioned on also receiving the Loan Documents.

1.3         Woodside.  Simultaneously with the execution of this Agreement, Buyer and MG Woodside, LLC will execute a Transfer Agreement for the transfer of the Woodside GP Interest and the WSCA Note in the form of Exhibit 1.3 (the “Transfer Agreement”).  Pursuant to the Transfer Agreement, the Woodside GP Interest and the WSCA Note will be transferred to Buyer and Buyer will pay the aggregate purchase price of Four Million Five Hundred Thousand Dollars ($4,500,000) with a note at Closing (the “Woodside Note”). The Woodside Note shall be in the same form as the MMA Seven Year Notes or the Hunt Seven Year Notes, as applicable.  Repayment of the Woodside Note will be secured by the Membership Interests if MMAC or an affiliate is the Buyer and by the membership interests in Hunt FS Holdings II, LLC if Hunt is the Buyer.

1.4         Joint Investment Agreement.  Sellers shall enter into a joint investment agreement (the “Joint Investment Agreement”) with the Buyer in the form attached hereto as Exhibit 1.4.

1.5         Staffing Agreement.  Concurrently with the execution and delivery of this Agreement, the Company and Morrison Grove CS Venture Partner, Inc. (“CSVPI”) shall enter into an agreement (the “Staffing Agreement”), pursuant to which Jason Kessler (“Kessler”) and Adam Cohen (“Cohen”), as employees of CSVPI, will provide to the Company certain “Services”, as defined therein. The Staffing Agreement will be executed concurrent with the execution of this Agreement, but will take effect upon Closing under this Agreement and will terminate on September 30, 2018. A copy of the Staffing Agreement is attached hereto as Exhibit 1.5.  The MGM Principals will also negotiate with Kessler and Cohen to retain them full-time under their employment agreements with the MGM Principals’ affiliates after the expiration of the Staffing Agreement.  Kessler and Cohen, as employees of CSVPI, have participated in the management of certain assets for PSP Investments and their affiliates (the “PSP Assets”).  Kessler and Cohen shall continue in this role, entirely outside the Staffing Agreement as part of their 10% time allocation to the MGM Principals, and the Company shall have no responsibility for the management of the PSP Assets.

1.6         Transactions before Closing; Excluded Property.

1.6.1      The parties acknowledge that the Company is the borrower under a loan (the “Senior Loan”) in the amount of $9,000,000 from MGM Financial, LLC, an affiliate of the MGM Principals.  Repayment of the Senior Loan is secured by the assets of the Company.  Simultaneously with or prior to the execution of this Agreement, Financial will acquire the Senior Loan at par pursuant to the Note and Asset Purchase Agreement, which is attached hereto as Exhibit 1.6.1, and the purchase of the Senior Loan will not cause any adjustment to the Purchase Price or the other terms of this Agreement.

1.6.2      The Company currently occupies the office condominium at 900 W. Platt Street, Suite 200, Tampa, Florida 33606 (the “Condominium”).  The Condominium was purchased using the proceeds of a Note, dated August 31, 2015, from the Company to Financial in the original face amount of $449,000 (the “Condominium Note”).  Simultaneously with the execution of this Agreement, the MGM Principals will purchase the Condominium Note from Financial for $437,045.69 plus accrued interest, if any, and the Company will make payments under the Note to the MGM Principals thereafter.  On the sooner of the date of the Closing or fifteen (15) days after written notice by the MGM Principals to the Company, the MGM Principals will close on the acquisition of the Condominium from the Company pursuant to the form of contract which is attached hereto as Exhibit 1.6.2 (the “Condominium Contract”).  At the closing on the Condominium (the “Condominium Sale”), the Company will convey the Condominium to the MGM Principals or to the person or entity the MGM Principals may designate, in consideration for the termination/cancellation of the Condominium Note.  The third-party costs of the Condominium Sale shall be allocated according to local custom and each party will pay its own legal fees.    The Put-Call Agreement among MGM, Financial and the MGM Principals, dated as of August 31, 2015 is hereby cancelled.

1.6.3       Contemporaneously with the Condominium Sale, the Company will execute a joint occupancy agreement in the form attached hereto as Exhibit 1.6.3, pursuant to which the Company will be allowed to cohabitate with the MGM Principals and their affiliates in the Condominium for a rent of $4,000 per month, plus all expenses associated with the use and occupancy of the Condominium. The joint occupancy agreement shall expire on September 30, 2018.  The joint occupancy agreement shall be assignable by the MGM Principals to the party taking title to the Condominium, but not by Buyer (except as permitted under Section 9).  The provisions of this Section 1.6.3 shall survive Closing or the earlier termination of this Agreement.

1.6.4       The MGM Principals will maintain the exclusive right to the Morrison Grove name, Internet domain, all phone numbers and will continue to own all related companies and other holdings not included in the Purchased Assets, which such exclusions shall be listed in Exhibit 1.6.4.  Any attorney work product and any attorney-client communications, whether subject to any right of privilege or not, contained on the Company’s or its affiliates’ computers, servers or other storage devices as of Closing are expressly excluded from the Purchased Assets.  Simultaneously with the Closing, the parties will join in all necessary documents and filings to change the name of the Company.

1.7         Schedules.  At least fifteen (15) days prior to the Closing, the Seller shall deliver to the Buyer any Schedule referenced in this Agreement which were not delivered upon the execution hereof.

2.           Allocation of Purchase Price.  The parties understand that Closing will cause the Company to cease being a tax partnership for federal income tax purposes under Section 708(b)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).  The Sellers will cause the Company to file its final federal partnership tax return (the “Final Return”) on a timely basis and will cause the Company to pay any and all tax liabilities of the Company attributable to any tax period ending on or before the Closing Date.  The parties will allocate the Purchase Price among the assets of the Company on whatever manner the Sellers determine as reasonable and anticipate that little or no income will occur under Section 751 of the Code.  If timely requested by the Buyer, the Sellers will cause the Company to make an election under Section 754 of the Code on the Final Return.  The parties will cooperate fully in effecting this Section 2, in reporting the transactions under this Agreement consistently with this Section 2, and in completing and filing all related forms and schedules.

3.           The Closing.

3.1         Date of Closing.

3.1.1       Closing Hereunder.  The closing (the "Closing") of the Transaction contemplated under this Agreement shall be held within 30 days after completion of all conditions to Closing, which the parties anticipate will occur, and will use their commercially reasonable efforts to have occur, on or before April 1, 2018 (with such actual date being hereinafter referred to as the "Closing Date").

3.1.2       Failure of Closing.  If Closing does not occur before September 30, 2019 (unless the parties mutually extend that date), this Agreement will be null and void, in which event the Option Agreement will be reinstated with MMAC as the sole optionee according to its terms with the following adjustments.  The base Option Price will be increased (subject to adjustment as provided in the Option Agreement) by $1,357,107 to a total base price of Thirteen Million Three Hundred Fifty-Seven Thousand One Hundred Seven Dollars ($13,357,107), and Buyer shall pay Sellers (a) a “make-whole amount” equal to the excess of the distributions to which the MGM Principals would have been entitled under the Junior Loan Agreement over the payments made to the MGM Principals under Section 4.6 hereof, and (b) an amount equal to the excess of $9,945,587 over the purchase price paid by Buyer to the MGM Principals to acquire the Senior Loan.  Closing shall take place in the offices of Buyer's attorney or at such other place as the parties may mutually agree.  The reinstated Option Agreement shall be personal to MMAC and may not be assigned to any other entity; provided, however, that if the Option is exercised, then at the closing under the Option Agreement, MMAC may designate Hunt as the party to which the MGM Principals will convey the Membership Interests.

3.2         Sellers’ Deliveries at Closing.  The Sellers shall deliver, or cause to be delivered, to Buyer at Closing the following:

3.2.1       Certificate and Good Standing Certificates.  (A) The Company’s Certificate of Organization, as amended through the Closing Date, certified as of a recent date by the Secretary of State of its jurisdiction of incorporation and (B) a certificate of good standing for the Company from the Secretary of its jurisdiction of incorporation, as of a recent date;

3.2.2       Certificates for Membership Interests.  The membership Interests are not represented by certificates.

3.2.3       Joint Investment Agreement and Other Agreements. The Joint Investment Agreements referred to in Section 1.4.

3.2.4       Assignment Documents.  Each Seller shall transfer, assign and set over the Membership Interests, free of all liens, claims or encumbrances other than any liens securing repayment of the Senior Loan and the Junior Loan, pursuant to three (3) Assignments of Member Interest agreements (one for each Seller) in substantially the form attached hereto as Exhibit 3.2.4.

3.2.5       Additional Documents.  Seller and Buyer shall execute such other instruments, documents or certificates as are required to be delivered or made available by either party in accordance with any of the other provisions of this Agreement or as may be reasonably required to convey or assign the Membership Interests, or any part thereof, or to close this transaction, duly executed and, as applicable or customary, acknowledged, by Seller and/or Buyer, as applicable.

3.3         Payment at Closing.  At the Closing, Buyer shall deliver to Seller the Cash, as applicable, and Notes (and if Hunt is the Buyer at Closing, the other Loan Documents), fully executed and authorized and shall consummate the Transfer Agreement as provided in Section 1.3.  At the Closing, Seller and Buyer shall also deliver all other instruments and documents required to be delivered by Buyer under this Agreement, including the Staffing Agreement under Section 1.5 and the documents required under Section 1.2.

4.           Representations and Warranties of Seller.  The Sellers hereby severally represent and warrant to Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

4.1         Authority.  Such Seller has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have to the extent required been duly and validly approved by the members and managers, as the case may be, of such Seller, and applicable laws and regulations.  Except for such approvals and the approval and consents pursuant to full execution of this Agreement, no other proceedings or approvals on the part of such Seller are necessary to consummate the transactions so contemplated.  This Agreement has been duly and validly executed and delivered by such Seller and constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms.

4.2         Litigation.  Except as set forth on Exhibit 4.2, there is no pending or, to Seller’s actual knowledge, threatened litigation or proceeding, or to the actual knowledge of the Sellers any investigation currently pending against the Company in any court, administrative, or other body.  Without limitation, the Company has not been charged with, or tried for, violations of any federal, state, or local law or regulation.  The Company is not under any judgment, order, assessment, decree, or injunction of any court, or of any federal, state, local, or foreign governmental agency, having jurisdiction over the Company.

4.3         Compliance with Laws.  To the actual knowledge of the Sellers, the Company is in compliance with all applicable federal, state and local laws, rules, regulations and orders and is not and has not violated any laws, rules or regulations which remain uncorrected.  Company has filed all reports that are required to be filed with any regulatory authority having jurisdiction over them, and such reports, registrations and statements are true and correct in all material respects.  The Company has obtained all licenses required to conduct its business as it is being conducted and where it is being conducted and all such licenses are in good standing.

4.4         Membership Interests.  Each Seller owns the applicable Membership Interests free of all liens, claims or encumbrances other than any liens securing repayment of the Senior Loan and the Junior Loan, and such Membership Interests constitute 100% of the Membership Interests in the Company.

4.5         Broker and Other Fees.  Neither the Company nor such Seller has employed any investment bank, business broker or intermediary, or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions provided for in this Agreement.

4.6         [Reserved].

4.7         Disclosure.   The parties acknowledge and agree that MMAC has complete knowledge of the business operations of the Company, through the reporting requirements of the Company under the Junior Loan and otherwise.  MMAC also acknowledges that, to its knowledge, Hunt has also performed all due diligence that it has deemed necessary and will have the benefit of the Audit described in Section 6.2.  The Buyer (expressly including Hunt, to the extent this Agreement is assigned to Hunt) will rely upon this due diligence, the Audit, and its own financial, business, tax, and other advisors in consummating this Agreement.  The Sellers have made no representations or warranties regarding the Company except as expressly set forth in this Section 4 of the Agreement.

4.8         Cobb Theater Guaranty.  The parties are aware that the Company has guaranteed certain obligations of an affiliated developer, related to the construction of a Cobb Theater in Tallahassee, Florida.  To the extent that the Company incurs actual losses in the form of payment of a judgment or settlement of claims under such guaranty, the Buyer’s sole recourse for such losses shall be in the form of a setoff against amounts due under the Notes (which remain payable to the Sellers) and the note or notes payable to MGCS and the Noteholder under the Transfer Agreement equal to the amount of the payments on account of the Cobb Theater Guaranty, with such setoff first against any amount past due under such notes.  In the event this Agreement is assigned to Hunt and there are Buyer Notes payable by Hunt and by MMAC outstanding in favor of the Sellers, then as to the setoff against amounts payable under the Notes, setoff shall first be applied against amounts due under the Buyer Notes under which Hunt is obligated, and then to the MMAC Notes.  The provisions of this Section shall survive Closing or the earlier termination of this Agreement.

4.9         Records and Files.  Other than provided in Section 1.6.3, Sellers shall surrender and transfer to Buyer all original records, files, invoices, customer lists, specifications, accounting records, business records, operating data and other data of the Company, and all electronic data that contains Company records including but not limited to financial records, employee records including payroll, payroll deduction and employee history, tax records, asset listings, depreciation schedules, etc. (collectively, the “Records”).  After the Closing, Seller shall have the right to retain copies of only those records which may be necessary in connection with the preparation of its tax returns.  Any such retained copies shall be treated as the Confidential Information of the Buyer and shall not be released or disseminated in any matter except in connection with the preparation and filing of its tax returns or pursuant to a court order.

5.           Covenants and Further Agreements.

5.1         Conduct of the Business of the Company.  From and after the date of this Agreement to the Closing Date, the MGM Principals shall cause the Company to, and the Company shall (i) conduct its business in substantially the same manner as in the past and in accordance with prudent business practices; (ii) maintain and keep its properties in good repair and condition; (iii) maintain in full force and effect insurance comparable in amount and scope of coverage to that currently maintained; (iv) substantially perform all its obligations under material contracts, leases and documents relating to or affecting its assets, properties, and business, except such obligations as it may in good faith reasonably dispute; (v) materially comply with and perform all obligations and duties imposed upon it by all federal, state and local laws, and all rules, regulations and orders imposed by federal, state or local governmental authorities; (vi) pay any and all debts incurred in the ordinary course of business; and (vii) not engage in any transaction that is not in the ordinary course of business.

5.2         Access to Properties and Records.

5.2.1      The Seller will afford the executive officers, employees and authorized representatives (including legal counsel, accountants and consultants) of the Buyer and Hunt reasonable access to the Company’s properties, books and records including, but not limited to, all books of account (including the general ledger), tax records, organizational documents, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects in which such party and its designated representatives may have a reasonable interest and shall make their Managers, Members, employees, agents, representatives and accountants available to confer with the other parties and their designated representatives; provided, however, that such investigations shall be conducted with reasonable prior notice in a manner so as not to unreasonably interfere with the operations of the affected party.  The officers of the Company will furnish the Buyer and Hunt and their designated representatives with such additional financial and operating data and other information as to their business and properties as the other shall, from time to time, reasonably request.  However, this disclosure shall not apply to any attorney work product and any attorney-client communications, whether subject to any right of privilege or not.

5.2.2      All information furnished by the parties previously in connection with transactions contemplated by this Agreement or pursuant hereto shall be used solely for the purpose of evaluating the transaction contemplated hereby and shall be treated as the sole property of the party delivering the information until consummation of the acquisition contemplated hereby and, if such acquisition shall not occur, each party and each party's advisors shall return to the other party all documents or other materials containing, reflecting or referring to such information, will not retain any copies of such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes.  If the transaction contemplated hereby does not occur, all documents, notes and other writings prepared by a party hereto or its advisors based on information furnished by the other party shall be promptly destroyed.  The obligation to keep such information confidential shall continue for five years from the date the proposed acquisition is abandoned but shall not apply to (i) any information which (A) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof to it by the other party; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving such information; or (D) was disclosed to the party receiving such information by a third party not bound by an obligation of confidentiality; (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction, or (iii) disclosures in any action to enforce or defend a party’s rights under this Agreement or any related document.

5.3         Further Assistance.  Subject to the terms and conditions herein provided, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using its reasonable best efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly remedy the same.  In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, parties to this Agreement shall take all such necessary action.  Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is a party or subject or threatened to be made a party or subject) in connection with the consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.

5.4         Junior Loan.  The parties acknowledge that the Company is the borrower of a loan in the amount of $13,000,000 from Financial (the “Junior Loan”), the repayment of which is secured by the assets of the Company.  The parties agree that the Subordinate Loan Agreement (the “Junior Loan Agreement”) and other documents evidencing the Junior Loan (collectively, the “Junior Loan Documents”) shall be amended as follows:

5.4.1       to permit the Company to make annual distributions totaling $1,015,000, beginning on January 1, 2018 and continuing until Closing and payable pro-rata on a quarterly basis to the MGM Principals after payment of all interest due under the Senior Loan and the Junior Loan, except Contingent Interest (as defined in such documents), which shall be paid after such distributions.  The Junior Loan Documents shall also permit tax distributions, as necessary.  The Company will make no further distribution to its Members as such without the consent of the Buyer for so long as this Agreement remains in effect;

5.4.2       to eliminate the Option Agreement as a benefit to the lender under the Junior Loan Documents;

5.4.3       to allow the Company to pay off the Junior Loan at par, without penalty or premium, beginning October 1, 2019;

5.4.4       to allow the Company to resume the annual distributions permitted under the Junior Loan Documents, in the event that Closing does not occur by September 30, 2019;

5.4.5       for the Company to confirm to Financial that except as disclosed to Buyer or Financial and except to the extent inconsistent with the terms or requirements of this Agreement, the representations and warranties contained in the following sections of the Junior Loan Agreement will be true and correct as of Closing: Sections 5.01, 5.02, 5.03, 5.05, 5.08, 5.10, 5.12, 5.13, 5.14, 5.15, 5.16, 5.17, 5.18, 5.20, 5.21 and 5.22; and if MMAC is the Buyer at Closing, the Company will confirm the foregoing representations and warranties to MMAC at Closing; and

5.4.6       to eliminate the death or incompetence of a Key Principal as an Event of Default.

5.5         Disclosure Supplements.  From time to time prior to the Closing Date, each party will promptly supplement or amend (by written notice to the other) its respective Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedule or which is necessary to correct any information in such Schedules which has been rendered materially inaccurate thereby.

5.6         Further Assurances.  The parties agree to execute and deliver or cause to be executed and delivered at the Closing or at other reasonable times and places such additional instruments as another party hereto may reasonably request for the purpose of carrying out this Agreement.

5.7         Consents of Parties.  Each party executing this Agreement hereby consents to each of the other parties executing, delivering, and consummating this Agreement and the transactions contemplated under this Agreement.  Sellers and Financial hereby terminate the Option Agreement (subject to possible reinstatement as provided for herein) and will comply with Section 5.3 with respect to the Option Agreement and otherwise.

5.8         Expenses.  Each party shall pay its own expenses and costs, including without limitation counsel fees and accounting expenses incurred in connection with the consummation of this Agreement and the transactions contemplated hereby.

5.9         Additional Covenants.  The Sellers will not permit the Company to make any prepayments on the Junior Loan in the amount of $1,500,000 as long as Closing under this Agreement and the Transfer Agreement is being pursued by Sellers and Buyer in good faith.

6.           Conditions to Obligation of Buyer.  The Buyer's obligations hereunder are subject to the satisfaction of each of the conditions precedent set forth in this Section 6, on or before the Closing Date.  If any of such conditions precedent is not satisfied, this Agreement shall terminate as provided in Section 3.1.

6.1         Representations and Covenants.  All representations and warranties made by the Sellers and the Company in this Agreement are true now, and must be true at the time of Closing, and the Sellers must have performed all covenants made under this Agreement.

6.2         Audit.  The Company shall have received an unqualified audit of the Company as of December 31, 2017 in form and substance reasonably satisfactory to Buyer in its sole discretion (the “Audit”), which Audit shall be at the expense of Buyer.

6.3         Consents.  The Company shall have obtained, at its sole cost and expense, all third-party approvals, consents and qualifications (including, without limitation, any approvals or consents required to be obtained from HUD, from any other agency or governmental entity, any partner, or any investor, or under  any applicable fund documents, Company contracts or loan documents) necessary to consummate the transaction as outlined in this Agreement, including without limitation all consents set forth on Exhibit 6.3 hereto (collectively, the “Consents”).

6.4         Transfer Agreement.  Closing under the Transfer Agreement shall occur concurrent with Closing hereunder.  For avoidance of doubt, Sellers shall be under no obligation to complete Closing under this Agreement, unless closing occurs concurrently under the Transfer Agreement.

6.5         No Default.  Sellers and Buyer shall each have performed and complied with all of the covenants and conditions required by this Agreement to be performed or complied with at or prior to Closing, and there shall be no default in the performance of any obligations hereunder.

6.6         Membership Interests.  Sellers shall continue to be the sole owners of the Membership Interests (which shall constitute 100% of the Membership Interests in the Company), free and clear of any liens or encumbrances, other than any liens securing repayment of the Senior Loan and the Junior Loan.

6.7         MGM Foundation Transactions.  By the earlier of Closing or the date that is ninety (90) days after the date of this Agreement, the general partner interests in the Orchard Walk and Breckenridge projects will be sold to MuniMae Foundation, Inc. and the project partnership agreements will be amended or a side letter will be signed so as to permit the limited partners to determine when, after the expiration of the compliance period, such projects shall be sold.  The parties acknowledge that such amendments will require the consent of various third parties, including the MuniMae Foundation, Inc. and MGM Foundation, which will be jointly pursued by Sellers and Buyer in good faith.  The parties acknowledge that the MGM Foundation will be entitled to $5,000 per property for such consent.

7.           Indemnification.  Sellers hereby agree to jointly and severally indemnify and hold harmless Buyer and its equity holders and employees, officers and directors, from and against any and all liabilities, claims, demands, causes of action, losses, costs, damages or expenses (including, without limitation, reasonable accounting and legal expenses) (collectively, "Claims") which are determined in a final judgment to have been based on (a) fraud or active concealment of material facts from Buyer, which inured to the benefit of the Sellers, or (b) liabilities of the Company to the MGM Principals, which, in either case, were not known by or disclosed to Buyer prior to Closing.

8.           Limitation of Sellers’ Liability.  The Buyer (including Hunt, to the extent this Agreement is assigned to Hunt) has had complete access to the books, records and operating history of the Company and MMAC has had employees in residence at the Company, with complete access to operating data.  With the exception of the Sellers indemnification obligations set forth in Section 7 above and actual monetary losses arising solely from those matters expressly set forth in this Section below, the Sellers shall have no liability to the Buyer and Buyer shall have no right of setoff under the Notes for any matters related to the Company or its assets, this Agreement or the transactions contemplated in this Agreement, whether arising or accruing before or after the Closing under this Agreement:

8.1         A final judgment finding that the Company and/or the MGM Principals were guilty of fraud or criminal conduct;

8.2         A material breach of a representation or warranty contained in Sections 4.1 through 4.9;

8.3         Actual amounts required to be paid by the Company under the Cobb Theater Guaranty; or

8.4         A material breach of any of Seller’s covenants hereunder.

9.           Binding Effect; Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted assigns, successors, heirs and personal representatives.  Without the prior written consent of the Buyer or the Seller, the Seller or the Buyer, respectively, shall not have the right to assign this Agreement. Notwithstanding the foregoing, the Buyer shall have the right to assign its rights and obligations under this Agreement to (a) any wholly-owned direct or indirect subsidiary of MMAC, or (b) Hunt, provided in each case the assignee executes an assignment and assumption agreement in the form of Exhibit 9 hereto.  For the avoidance of doubt, any assignment of this Agreement or designation of rights hereunder to Hunt, shall be subject to Hunt’s written acceptance in its sole discretion.  Any assignment to Hunt shall expressly exclude any assignment of the MGM Principals representations and warranties, other than Sections 4.1 through 4.3, it being the intent of the parties that the MGM Principals shall not have any liability to Hunt thereunder, other than Sections 4.1 through 4.3.  In the event of any assignment to Hunt, MMAC (x) shall remain liable for the performance of all of the obligations of Buyer hereunder in the event of the failure by Hunt to first perform such obligations.

10.          Disputes and Litigation.  In the event of any dispute or litigation among the parties, including any suit related to the enforcement of any of the provisions hereof or the collection of any amount owed hereunder, the prevailing party shall be entitled to its costs and expenses, including reasonable attorney's fees and costs.  The parties agree that a final judgment in any action or proceeding shall, to the extent permitted by applicable law, be conclusive and may be enforced in other jurisdictions by suit on the judgment, or in any other manner provided by applicable law related to the enforcement of judgments.

11.          Notices.  Any notice or other communication required or permitted hereunder shall be sufficiently given if sent by certified mail, postage prepaid, addressed as follows:

If to any Seller:	c/o MGM Management, LLC
900 W. Platt Street, Suite 200
Tampa, Florida 33606
Attn: Charles M. Pinckney, President

With a copy to:	Spotts Fain
411 E. Franklin Street, Suite 600
Richmond, Virginia 23219
Attn: Brian R. Marron, Esq.

If to Buyer:	MMA Capital Management, LLC
3600 O'Donnell Street, Suite 600
Baltimore, Maryland 21224
Attention: Gary Mentesana

With a copy to:	Gallagher Evelius & Jones LLP
218 N Charles Street, Suite 400
Baltimore, Maryland 21201
Attn: Stephen A. Goldberg, Esq.

or to such other address as the intended recipient may have specified in a notice to the other party.  Notice shall be deemed effective when sent by hand or overnight courier or when received if sent by certified mail.

12.         Entire Agreement.  The exhibits hereto and the certificates and other documents to be furnished in connection herewith are an integral part of this Agreement.  All understandings and agreements between the parties are merged into this Agreement which fully and completely expresses their agreements and supersedes any prior agreement or understanding relating to the subject matter, and no party has made any representations or warranties, express or implied, not herein expressly set forth.  This Agreement shall not be changed or terminated except by written amendment signed by the parties hereto.

13.         Governing Law; Submission to Jurisdiction.  This Agreement and the agreements contemplated hereby shall be construed in accordance with and governed by the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).  Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of New York, in each case, located in the county of New York, in the City of New York, New York and each party irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding.

14.         Counterparts.  This Agreement is executed in several counterparts, all of which taken together shall constitute one instrument.

15.         Severability.  If any clause, provision or section of this Agreement shall be held illegal or invalid by any court, the illegality or invalidity of such clause, provision or section shall not affect the remainder of this Agreement which shall be construed and enforced as if such illegal or invalid clause, provision or section had not been contained in this Agreement.  If any agreement or obligation contained in this Agreement is held to be in violation of law, then such agreement or obligation shall be deemed to be the agreement or obligation of the respective party only to the extent permitted by law.

16.         Headings; Construction.  The titles and headings of the various Sections and Subsections are intended solely for means of reference and are not intended for any purpose whatsoever to modify, explain or place any construction on any of the provisions of this Agreement.  The parties acknowledge that they are sophisticated in business transactions and have negotiated this Agreement on advice of counsel.  As such, the usual rule of construction that any ambiguities be resolved against the drafting party shall be inapplicable in the construction and interpretation of this Agreement and any amendments or exhibits hereto. Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires.  Singular references shall include the plural and vice versa.

17.         Amendments.  This Agreement may not be amended, restated, supplemented, or otherwise modified without the prior written consent of Hunt.

18.         Submission Not an Offer.  Neither the submission of this Agreement by either party, nor the reliance by either party on the terms hereof, shall constitute a contract or give either party a right to rely on the terms hereof unless and until this Agreement has been executed by all parties hereto.  This Agreement shall have no force or effect until it has been executed by all parties hereto.

[Signatures to Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

SELLERS:

Charles M. Pinckney, LLC

By:	/s/ Charles M. Pinckney
Its:	Authorized Signatory

Johnson Holdings, LLC

By:	/s/ Mark Johnson
Its:	Managing Member

Morrison Grove CS Venture Partner, Inc.

By:	/s/ Charles M. Pinckney
Its:	President

BUYER:

MMA Capital Management, LLC

By:	/s/ Michael L. Falcone
Its:	CEO

FINANCIAL:

MMA Financial, Inc.

By:	/s/ Michael L. Falcone
Its:	President